SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 6, 2005

Date of Report

(Date of earliest event reported)

FISHER COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	000-22439	91-0222175
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Fourth Avenue N., Suite 510, Seattle, Washington 98109

(Address of Principal Executive Offices, including Zip Code)

(206) 404-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Letter agreement with Robert Bateman

On June 16, 2005, Fisher Communications, Inc. (the “Company”) entered into a letter agreement with Robert C. Bateman, the Company’s Chief Financial Officer, that provides for certain severance benefits upon Mr. Bateman’s termination of employment under specified circumstances. The agreement is effective as of June 16, 2005 and continues in effect until June 16, 2010, or until the termination of Mr. Bateman’s employment, whichever occurs first. As long as Mr. Bateman remains employed by the Company, the agreement shall automatically renew for consecutive one-year periods unless terminated by the Company on not less than thirty (30) days’ notice prior to each one year renewal date. The following description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the letter agreement, which is filed as Exhibit 10.1 to this report.

Pursuant to the agreement, if following a change in control, or following certain specified events that could lead to a change in control, Mr. Bateman’s employment is terminated by the Company other than for death, disability or for cause or by Mr. Bateman for good reason, Mr. Bateman will be entitled to the following benefits: (a) the compensation, reimbursements and benefits accrued through the date of termination to the extent not theretofore provided; (b) a lump sum cash amount equal to the value of unused vacation days accrued through the date of termination; (c) normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plans; (d) a severance payment in the form of a cash lump sum distribution equal to two times Mr. Bateman’s annual base salary (the “Lump Sum Severance Payment”); and (e) continued participation in the Company’s group health care benefits pursuant to COBRA for up to eighteen (18) months following the date of separation, the cost of which the Company will pay for a period of twelve (12) months from the date of separation, except that such health care benefits shall be reduced to the extent Mr. Bateman receives similar coverage under any other group health coverage (as an employee or otherwise).

During the two years following the date of the agreement, if Mr. Bateman’s employment by the Company is terminated by the Company other than for cause or in connection with a change of control, Mr. Bateman shall be entitled to the benefits described above, except that the Lump Sum Severance Payment shall be equal to Mr. Bateman’s annual base salary.

Changes in annual base salary

Beginning on January 6, 2005, the annual base salary of Benjamin Tucker, the Company’s Acting Chief Executive Officer, increased to $400,000, such increase to remain in effect while Mr. Tucker remains Acting Chief Executive Officer.

Beginning on June 15, 2005, the annual base salary of Mr. Bateman increased to $275,000.

Grant of restricted stock rights

On June 16, 2005, the Compensation Committee of the Company granted to Mr. Bateman restricted stock rights pursuant to which Mr. Bateman has the right to receive 1,000 shares of the Company’s common stock over a period of four years. The restricted stock rights were granted pursuant to and in accordance with the Fisher Communications Incentive Plan of 2001. Twenty-five percent (25%) of the total number of shares originally subject to the restricted stock rights vest and become issuable as shares of the Company’s common stock one year from the date of grant and an additional 25% of the total number of shares vest and become issuable each anniversary thereafter until fully issued. So long as Mr. Bateman remains in the continuous employ of the Company or a subsidiary of the Company, then, with respect to the shares that are to be issued on each vesting date, the Company shall pay to Mr. Bateman during the period commencing with the date of the grant and ending on such vesting date, as additional compensation, an amount of cash equal to the dividends that would have been payable to Mr. Bateman during such period if Mr. Bateman had owned such shares.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Letter agreement, dated June 16, 2005, with Robert C. Bateman

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.

Dated: June 17, 2005	By	/s/ Robert C. Bateman
Robert C. Bateman Senior Vice President Chief Financial Officer

Exhibit Index

10.1	Letter agreement, dated June 16, 2005, with Robert C. Bateman